September 2, 2004

DECLARATION OF TRUST
RELATING TO ISSUED
SHARE CAPITAL OF

KEHOE BEACH LIMITED

Maples and Calder

THIS DECLARATION OF TRUST is made on September 2, 2004 by MAPLES FINANCE LIMITED whose principal office is at P.O. Box 1093 GT, Queensgate House, South Church Street, George Town, Grand Cayman, Cayman Islands (the "Original Trustee").

WHEREAS:
(A)	The Original Trustee wishes to declare the following trusts of the property defined in clause 1 below as the "Trust Fund ", which is or will be beneficially owned by it and is or will be held by it or its nominees to its order.

(B)	Further assets may hereafter be paid or transferred to the Trustees.

NOW THE DEED WITNESSETH as follows: 1 DEFINITIONS
1.1	In this Deed the following expressions shall have the following meanings where the context so admits or requires:

"AIF":	means AIF II NT, Limited;

"AIG":	means AIG Asian Infrastructure Management II,
L.P. (acting through its general partner);

"Company":	means Kehoe Beach Limited;

"Excluded Person":	means any person who has directly or indirectly
contributed money or assets to this Trust;

"Foundation":	means Maples Foundation, a body corporate formed
under the Laws of the Cayman Islands;

"Qualified Charity":	means (a) the Foundation and (b) any purpose body
organization or object in any part of the world
which under the laws of the Cayman Islands shall
be recognised as charitable provided that no
Excluded Person shall be capable of becoming a
Qualified Charity other than as a trustee for
charitable purposes;

"Services Agreement":	means the Administration Services Agreement
expected to be entered into on or about the date
hereof between the Original Trustee and AIG;

"Shares":	means all and any shares in the Company;

"Termination Date":	means the termination of the period commencing on
the date hereof and ending one hundred and forty-

nine years from such date or such earlier date as the
Trusteesmay determine;

"Trust ":	means thetrust hereby established;

"Trust Fund":	means:

	(a)	all of the Shares which at the date hereof are
beneficially owned by the Original Trustee
or any rights to the issue of any Shares
allotted to the Trustees;

	(b)	any other Shares subsequently registered in
the name of the Trustees or any nominee
therefor;

	(c)	all investments property or cash hereafter
acquired by or transferred to the Trustees to
be held on the trusts hereof;

	(d)	all income which may in accordance with the
provisions of this Deed be accumulated;

	(e)	the investments and property from time to
time representing such investments property
or cash and such accumulations or any part or
parts thereof; and

"Trustees":	shall mean the Original Trustee or the other trustees or trustee for the time being hereof.

2      ACCUMULATION TRUST

Subject to and pending any and every exercise of the powers contained in Clause 3 below, the Trustees shall until the Termination Date hold the Trust Fund upon trust to accumulate the income thereof as an addition to the Trust Fund.

3      POWERS OF APPOINTMENT AND DISTRIBUTION

Until the Termination Date the Trustees shall have the following powers exercisable from time to time:

3.1	power to appoint by deed or deeds revocable or irrevocable that the whole or any part or parts of the Trust Fund and the income thereof shall thenceforth be held upon such trusts for the benefit of such one or more of the Qualified Charities (to the exclusion of the other or others of them) at such times and in such shares as the Trustees shall think fit;

3.2	power to pay, transfer or apply the whole or any part or parts of the capital of the Trust Fund to or for the benefit in any manner of such one or more of the Qualified Charities (to the exclusion of the other or others of them) as the Trustees shall think fit; in particular, and without prejudice to the generality of the foregoing, the Trustees shall have power in their discretion to grant security in or over the Shares, in favour of or for the benefit of any creditor of the Company;

3.3	power by deed or deeds to extinguish (or restrict the future exercise of) either or both of the foregoing powers or any other power or powers conferred on the Trustees by this Deed; and

3.4	subject to and pending any and every exercise of the powers contained in sub-clauses 3.1, 3.2 and 3.3 the Trustees may pay or apply the whole or such part or parts of the income of the Trust Fund (if any) as the Trustees shall from time to time think fit to or for the benefit of all such one or more of the Qualified Charities (to the exclusion of the other or others of them) as the Trustees shall, think fit.

4       CONCERNING THE SHARES OF THE COMPANY

Subject to any and every exercise of the powers contained in sub-clauses 3.1, 3.2 and 3.3 above the Trustees:

4.1	shall dispose of or otherwise deal with any of the Shares or increase the authorised share capital of the Company in such manner as AIF shall from time to time direct them but not otherwise;

4.2	shall propose or pass any shareholders' resolution for the purposes of the Company, including, but without limitation, for the purposes of Article 91 of the Articles of Association of the Company (Restriction on Powers of Directors), whether in general meeting of the Company or by resolution in writing, in such manner as AIF shall from time to time direct them but not otherwise;

4.3	shall propose or pass any resolution to wind up the Company or to amend the constitutional documents of the Company in such manner as AIF shall from time to time direct them (provided that the Trustees are to be indemnified by AIF to the Trustees' own satisfaction in respect of all liabilities which they may incur in so doing) but not otherwise ;

4.4	subject to the forgoing sub-clauses 4.1 to 4.3 above, may act generally in relation to the Shares and the affairs of the Company as they may in their absolute discretion think fit (for which purpose the Trustees may consider the interests of AIF to the exclusion of all others), and so that the Trustees in the absence of their own wilful and individual fraud shall not be liable for any act taken or omission made.

5      ULTIMATE TRUSTS

On and from the Termination Date the Trustees shall hold the Trust Fund as to capital and income upon trust as follows:

5.1	the Trustees shall have power at any time before the expiration of the period of twelve months from the Termination Date in their absolute discretion to appoint, revocably or irrevocably, the whole or any part of the Trust Fund to or for the benefit of such Qualified Charity or Qualified Charities in such amounts or proportions as they may from time to time decide, provided that any such revocable appointment shall (to the extent not previously revoked) become irrevocable at the expiration of such period; and

5.2	subject thereto and in default of such appointment upon trust for the Foundation absolutely

6      TRUSTEESHIP NON-EXCLUSIVE

Nothing in this Deed shall prevent the Trustees or any of them from acting as trustees of any other trusts and retaining any profit or benefit derived therefrom. Nor shall any Trustee be liable to account for any profits derived from acting as administrator under the Administration Agreement or in any other capacity.

7      RECEIPT

Any capital or income resolved by the Trustees to be paid to any body or organisation in exercise of their powers or trusts aforesaid may be paid to the person who is or purports to be the Treasurer or other duly authorised officer of such body or organisation whose receipt shall be a full and sufficient discharge to the Trustees.

8      INVESTMENT POWERS

Subject and without prejudice to Clause 4 above, trust monies, if any, requiring investment under the trusts hereof may at the discretion of the Trustees be invested in the purchase of or subscription for or at interest upon the security of such stocks, funds, shares, securities or other investments or property of whatsoever nature and wheresoever situate as the Trustees shall in their absolute discretion think fit to the intent that the Trustees shall have the same full and unrestricted powers of investing and transposing investments of trust monies in all respects as if they were absolute beneficial owners thereof and in addition (but without prejudice to the generality of the foregoing) the Trustees may invest or keep invested the whole or any part or parts of the Trust Fund in the shares of any company without the need for diversification and without being responsible for any loss occasioned thereby otherwise than by reason of fraud or willful default on the part of the Trustees sought to be made liable.

9      ADMINISTRATIVE POWERS

The Trustees shall have all the powers of administration of a beneficial owner including, without prejudice to the foregoing:

9.1	power (without prejudice to the jurisdiction of the Court) to decide what assets or monies or part of an investment represent income and what represent capital;

9.2	power (where a Trustee is a company or corporation) in the discharge of its duties as such Trustee and in the exercise of all discretionary or other powers hereunder to act by its directors or other managing body;

9.3	power to employ attorneys-at-law, accountants, bankers, brokers, or other advisors or agents to advise them or transact any business required to be done in the execution of the trusts hereof (including the receipt and payment of money);

9.4	power to pay and discharge out of the Trust Fund all and any expenses (of whatever nature) properly incurred in the performance of their duties; and

9.5	power from time to time to invest, hold or allow to remain in the name of any one or more of the Trustees, or of any other person or partnership, as nominee of the Trustees any assets comprised in the Trust Fund on such terms and conditions as the Trustees think fit.

10      DELEGATION

Every delegation of any of their powers made by the Trustees pursuant to any power in that behalf contained in this Deed shall be made subject to the condition that the person or persons exercising such delegated powers shall report each exercise thereof to the Trustees as and when so required by the Trustees.

11      BANK ACCOUNTS

The Trustees may from time to time open and maintain in the name of the Trust a banking account or banking accounts at such bank or banks as the Trustees shall decide and may at any time pay or cause to be paid any monies forming part of the Trust Fund to the credit of any such account or accounts or cause the same to be placed on deposit with any bank or banks.

12      TRUSTEE LIABILITY

In the professed execution of the trusts and powers hereof no Trustee shall be liable for any loss to the Trust Fund howsoever arising or for the negligence, wilful default or fraud of any agent employed by him or by any other Trustee or by reason of any mistake or omission made in good faith by any Trustee or by reason of any other matter or thing except the actual fraud or wilful default on the part of the Trustee who is sought to be made so liable. The Trustees may also rely on the accuracy of any copy of any agreement provided to them and to assume that any such agreement remains in full force and effect until such time as the Trustees receive specific written notice to the contrary.

13      PROFESSIONAL CHARGES

Any Trustee being an attorney-at-law, solicitor or other person engaged in any profession shall be entitled to charge and be paid all usual professional or other charges for work done by himself or his firm in connection with the execution of the trusts hereof.

14      TRUST COMPANY REMUNERATION

Any Trustee that is a corporation (whether or not a trust corporation) shall (subject to the provisions of the Services Agreement, if any is in force) be entitled to charge and deduct from the Trust Fund fees for acting as Trustee, failing which in accordance with its standard terms and conditions (failing which its usual terms of business) from time to time in force.

15      MAJORITY DECISION

All or any of the trusts and powers vested in or exercisable by the Trustees in relation to this Trust shall so long as there shall be not less than three Trustees hereof be capable of being performed or exercised by a majority of the Trustees for the time being and any action or decision of such majority shall be as valid and effectual as it would have been if done or made by all the Trustees for the time being, provided that the Trustees may only exercise any power to amend this Deed unanimously.

16      CHANGE OF TRUSTEES

16.1	The Trustees shall have power by deed to retire as Trustees and to appoint a new or additional trustee or trustees whether within or without the Cayman Islands as Trustee or Trustees and to declare that the trusts hereof shall be read and take effect according to the law of such country as may be set forth in such deed and upon such appointment being made the Trustees shall immediately stand possessed of the Trust Fund upon trust for the new trustee or trustees and shall transfer the same to the new trustee or trustees as soon as possible so that the Trust Fund shall continue to be held upon the trusts hereof but subject to and governed by the law of the country so designated and thereafter the rights of all persons and the construction and effect of each and every provision hereof shall be subject to the exclusive jurisdiction of and construed only according to the law of the said country the courts of which shall become the forum for the administration of this Trust (but so that nonetheless the Trustees may in such deed declare that the trusts hereof shall continue to be read and take effect according to the laws of the Cayman Islands).

16.2	A corporation (whether or not the same shall be a trust corporation) may at any time be appointed to be a trustee or the sole trustee of this Trust.

17      ACCOUNTS AND DISCLOSURE OF INFORMATION

17.1	Prior to the Termination Date, the Trustees shall keep proper books and records relating to the Trust, but shall not be obliged to produce any financial statements for the Trust.

17.2	Prior to the Termination Date, the Trustees shall not be obliged to provide any documentation or information to any Qualified Charities.

17.3	During the course of the administration of this Trust, the Trustees shall be entitled to make disclosures of information or documentation concerning this Trust and any beneficiaries hereunder to any persons if they shall bona fide consider the same to be requisite or desirable in the due administration of this Trust or in their own personal interests (whether or not to protect them from potential liability or penalty).

18      NON-REVOCATION AND POWER OF AMENDMENT

This Trust shall be irrevocable but shall, by deed, be capable of amendment by the Trustees in their absolute discretion in any respect except in relation to the beneficiaries and the dispositive provisions.

19      SEVERANCE

To the extent that any trust, power, clause, paragraph, phrase or other provision of this Deed shall be void, unlawful, illegal or otherwise incapable of taking full legal effect in the manner drafted, this Trust shall take effect as if the maximum possible amount of the contents of this Deed had been retained and the minimum possible amount of such offending provision had been deleted so as to render this Deed capable of taking full legal effect.

20 GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS WHEREOF the Original Trustee has executed this Declaration of Trust as a deed on the day and year first before written.

EXECUTED AS A DEED on behalf of	)
MAPLES FINANCE LIMITED	)
by:	)
	)	/s/ Scott Somerville
	)	Authorised Signatory
	)	Scott Somerville
in the presence of:	)	Senior Vice President
)
)
)

/s/ David Lashbrook

Witness